EXHIBIT 23


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                              CONSENT OF ATTORNEYS


         Reference is made to the Registration Statement of CEL-SCI Corporation, whereby the Company proposes to sell shares of its common stock, warrants, underwriters' warrants, as well as shares of the Company's common stock issuable upon the exercise of the warrants and the underwriters' warrants. Reference is also made to Exhibit 5 included as part of this Registration Statement relating to the validity of the securities proposed to be sold.

            We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

April 14, 2014
                                                    HART & HART, LLC

                                                   /s/ William T. Hart